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                                                                     Exhibit 2.3

             NOTICE OF INTENTION TO MAKE A NORMAL COURSE ISSUER BID

1.  NAME OF ISSUER: WESTLINKS RESOURCES LTD. (the "Issuer")

2.  SEDAR PROFILE NUMBER: 11010

3.  SECURITIES SOUGHT

    Up to a maximum of 195,782 Common shares in the capital stock of the Issuer may be acquired, being 5% of the 3,915,639 currently issued and outstanding Common shares.

4.  DURATION

    The normal course issuer bid (the "Bid") will commence on December 17, 1999 and terminate on December 16, 2000 or such earlier date as the maximum number of Common shares have been purchased.

5.  METHOD OF ACQUISITION

    All purchases under the Bid will be effected through the facilities of the Canadian Venture Exchange (the "Exchange"). The purchase and payment for the Common shares will be made by the Issuer in accordance with the by-laws and rules of the Exchange and the price which the Issuer will pay for any Common shares acquired by it under the Bid will be the market price of the Common shares at the time of acquisition.

6.  MEMBER AND BROKER

    The Bid will be conducted by Bruce Lyle at Yorkton Securities Inc., 44th Floor, 400 -- 3rd Avenue S.W., Calgary, Alberta T2P 4H2, telephone (403) 260-8400.

7.  CONSIDERATION OFFERED

    Funds for the purchases under the Bid will come from the Issuer's general working capital. The Issuer's Board of Directors has placed a maximum of $300,000 on the funds which may be utilized for the Bid. The price which the Issuer will pay for any Common shares acquired by it under the Bid will be the market price of the Common shares at the time of acquisition.

8.  REASONS FOR THE NORMAL COURSE ISSUER BID

    The Issuer believes that its Common shares are currently undervalued by the market and that accordingly the Bid is in the best interests of the Corporation and its shareholders.

9.  VALUATION

    Attached hereto are summaries of the following reserve reports respecting material oil & gas assets of the Issuer during the past two years:

    a) Report dated September 15, 1999 by Ryder Scott Company, Petroleum Engineers, respecting the estimate of the reserves, future production and income attributable to the Sylvan Lake, Alberta assets of the Issuer as of September 1, 1999

    b) Report dated August 26, 1999 by Ryder Scott Company, Petroleum Engineers, respecting the estimate of the reserves, future production and income attributable to the Bigoray, Alberta assets of Chevron Canada Resources Ltd. as of July 1, 1999, which were purchased by the Issuer at that effective date


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    c)  Report dated September 14, 1999 by Chapman Petroleum Engineering Ltd.,
        respecting the estimate of the reserves, future production and income attributable to the Bashaw, Alberta; Gooseberry, Alberta; Pembina, Alberta; Sounding Lake, Alberta; Tatagwa, Saskatchewan, and Weyburn (Old and New), Saskatchewan assets of the Issuer as of October 1, 1999

    d) Report dated January 28, 1998 by Chapman Petroleum Engineering Ltd., respecting the estimate of the reserves, future production and income attributable to the Bashaw, Alberta; Gooseberry, Alberta; Pembina, Alberta; Sounding Lake, Alberta; Tatagwa, Saskatchewan, and Weyburn (Old and New), Saskatchewan assets of the Issuer as of January 1, 1999

    e) Report dated November 9, 1997 by Chapman Petroleum Engineering Ltd., respecting the estimate of the reserves, future production and income attributable to the Bashaw, Alberta; Gooseberry, Alberta; Iron Springs, Alberta; Keho, Alberta; Loyalist Creek, Alberta; Pembina, Alberta; Sounding Lake, Alberta; Swalwell, Alberta; Tatagwa, Saskatchewan; Weyburn (Old and New), Saskatchewan, and minor Saskatchewan properties assets of the Issuer as of January 1, 1998

These reports may be reviewed at the primary office of the Issuer, Suite 370, 800 -- 6th Avenue S.W., Calgary, Alberta, during regular business hours during the term of the Bid.

10.  PREVIOUS PURCHASES

     The Issuer has not purchased any of its Common shares within the past 12 months.

11.  ACCEPTANCE BY INSIDERS, AFFILIATES AND ASSOCIATES

     To the best knowledge of the Issuer, after due inquiry, no person who is

     (a)  a director, senior officer or other insider of the Issuer;

     (b)  an associate of an insider, or

     (c)  an associate or affiliate of the Issuer

     intends to sell Common shares of the Issuer under the Bid.

12.  BENEFITS FROM THE NORMAL COURSE ISSUER BID

     The direct or indirect benefits to any of the persons or companies named in
     Item 9 of selling or not selling securities of the Issuer during the course of the Bid are the same as the benefits to any other securityholder who sells or does not sell.

13.  MATERIAL CHANGES IN THE AFFAIRS OF THE ISSUER COMPANY

     The Issuer has no current plans or proposals for any material change in its affairs, including any contract or agreement under negotiation, any proposal to liquidate the Issuer, to sell, lease or exchange all or a substantial part of its assets, to amalgamate with any other business organization, or to make any material changes in its business, corporate structure (debt or equity), management or personnel, or any other change which might reasonably be expected to have a significant effect on the price or value of the securities.


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                          CERTIFICATE AND UNDERTAKING

     All the information in this Notice of Intention to make a Normal Course Issuer Bid together with other documents forming part hereof constitutes full, true and plain disclosure of the Issuer's Bid and there is no further material information not herein disclosed.

     The Issuer hereby undertakes to advise of the purchases of the above noted securities, and undertakes to ensure that said securities are cancelled.

     The undersigned hereby certifies that this Normal Course Issuer Bid is in compliance with ASE Circular No. 10.


/s/ Peter R. Sekera                               December 14, 1999
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Peter R. Sekera, President and CEO                Date


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